Exhibit 3.3

                                    Delaware
                                   ---------
                                The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "DIRECT INSITE CORP.", FILED IN THIS OFFICE ON THE SECOND DAY OF JANUARY, A.D. 2003, AT 5 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                       /s/ Harriet Smith Windsor
                                       -------------------------
                                       Harriet Smith Windsor, Secretary of State
                       [SEAL]
2136195 8100                            AUTHENTICATION:  2183811

030003455                                         DATE:  01-03-03

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF

                              DIRECT INSITE CORP.

     DIRECT INSITE CORP., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY THAT:

1. The name of the corporation is Direct Insite Corp. A Certificate of Amendment to the certificate of designation , preferences and rights of Series A Convertible Preferred Stock of the Company (the "Certificate of Designation:") was filed on December 20, 2002, and the original Certificate of Designation was filed on October 3, 2002.

2. The Certificate of Designation, as previously amended, is hereby amended further by striking out Articles 1 and 2 and paragraph (c) (iv) of Article 4 and substituting for the same, respectively, the following new Articles 1 and 2 and paragraph (c) (iv) of Article 4:

          1. Certain Definitions. Except for any terms that are defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

          "Automatic Conversion Event" means any of the following events occurring on or after April 10, 2003: (i) the closing of a Public Offering and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are covered by, and are registered pursuant to, a then current registration statement declared effective by the Securities and Exchange Commission and then remaining effective; or (ii) the first Business Day immediately following any period of 20 consecutive Trading Days following April 10, 2003, during which period the Closing Price equals or exceeds three times the Conversion Price (as the same may be adjusted hereunder) (a "Trading Conversion Event"); provided, however, that the maximum number of shares of Series A Preferred Stock automatically convertible into Common Stock upon the occurrence of a Trading Conversion Event, shall not exceed one-tenth (1/10) of the aggregate volume of shares of Common Stock traded during such 20-day period; and provided further, that notwithstanding anything contained in this clause (ii) to the contrary, during the period of 90 days commencing on the Automatic Conversion Date for a Trading Conversion Event (as defined below), no further automatic conversion of shares of Series A Preferred Stock shall occur pursuant to this clause (ii) and no Trading Conversion Event shall be deemed to have occurred; or (iii) September 25, 2005. The date on which the automatic conversion shall be effected in

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     connection with an Automatic  Conversion  Event shall be (A) in the case of clause (i) above, the date of closing of a Public Offering, (B) in the case of clause (ii) above, the first Business Day immediately following the last day of the 20- day period during which the Closing Price equals or exceeds three times the Conversion Price as set forth in clause (ii) of this definition and (C) in the case of clause (iii) above, September 25, 2005 (each such date, an "Automatic Conversion Date").

          "Average Price" means, with respect to any shares of stock or securities, including the Common Stock, on any date of determination, the average for the twenty (20) consecutive Trading Days preceding and including such date of determination of the reported last sale prices per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if last sale prices are not available, the average for the twenty (20) consecutive Trading Days preceding and including the date of determination of the average of the closing bid and asked prices per share or security in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, provided, however, that in no event shall the Average Price be less than $2.13 per share, as to any shares that may issued in respect of the Series A Preferred Stock issued on October 4, 2002, and $2.14 per share, as to any shares that may be issued in respect of the Series A Preferred Stock issued on January 2, 2003.

          "Board of Directors" means the Board of Directors of the Company.

          "Business Day" means any day, other than a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

          "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended to date and as the same may be further amended from time to time hereafter.

          "Closing Price" means, with respect to any shares of Common Stock, on any Trading Day, the reported last sale price per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if the last sale price is not available, the average of the closing bid and asked prices per share or security on each Trading Day in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

          "Common Stock" means the common stock, $.0001 par value, of the Company, including the stock into which the Series A Preferred Stock is convertible, and any capital stock of any class of the Company thereafter authorized that shall


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


     not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

          "Conversion Price" means $2.14 per share of Series A Preferred Stock being converted, as adjusted pursuant to the provisions of Section 4(d) hereof.

          "Dividend Payment Dates" means September 25, 2004 and September 25, 2005, or if either date occurs on a day that is not a Business Day, the next Business Day.

          "Holder" means each Person in whose name any shares of Series A Preferred Stock are issued, as well as the name and address of each Person to whom and such shares are transferred pursuant to the terms hereof.

          "Issuance Date" means the first date of issuance of the Series A Preferred Stock.

          "Liquidation Event" means any of the following transactions, which, other than any involuntary liquidation, dissolution, or winding up (including by reason of bankruptcy laws) shall have been authorized by resolution or written consent of the Board of Directors: any voluntary liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into any Person that is not an individual or group of individuals in a transaction in which the Company is not the surviving entity or any transaction or series of related transactions pursuant to which any Person or group of Persons (other than any Persons that is a Holder, the officers and directors of the Company on the Issuance Date, and each of their respective Affiliates) acquires 50% or more of the total voting power of the Company.

          "Liquidation Preference" means the Stated Value as adjusted plus all accrued and unpaid dividends per share of Series A Preferred Stock outstanding.

          "Person"  means any  individual,  company,  corporation,  partnership,
     limited    liability    company,     trust,     division,     governmental,
     quasi-governmental or regulatory entity or authority or other entity.

          "Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement on form S-4 or S-8 or any successor form thereto) under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public at an aggregate offering price providing for anticipated gross proceeds to the Company as seller of not less than $10,000,000, before deducting underwriting commissions; provided that the offering price per share of Common Stock is equal to or in excess of three times the Conversion Price (as the same may be adjusted for stock splits, stock dividends, combinations, recapitalizations and other like occurrences).

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

          "Securities Act" shall mean the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Series A Liquidation Amount" shall mean the Liquidation Preference per share.

          "Stated Value" means $21.40 (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalization and like occurrences affecting the Series A Preferred Stock and dividends and other distributions of indebtedness or assets of the Company to the Holders).

          "Trading Day" means (i) if the relevant stock or security is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business;
     (ii) if the relevant stock or security is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National or SmallCap Markets or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

          2. Dividends.

          (a) The holders of the shares of Series A Preferred Stock shall be entitled to receive dividends out of funds legally available for the payment of dividends, which shall begin to accrue on and be cumulative from and after the Issuance Date whether or not such dividends have been declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends. The amount of such dividends per share of Series A Preferred Stock (the "Dividend Amount") shall be equal to the amount derived by multiplying (i) the Stated Value per share of such Series A Preferred Stock plus the amount of all previously accrued but unpaid dividends per such share by (ii) nine and one half percent (9 1/2%), per annum, compounded quarterly. The Dividend Amount then accrued shall be payable on each Dividend Payment Date, at the option of each Holder either (i) in cash or (ii) in kind, by the issuance of shares of Common Stock in lieu of cash. The number of shares of Common Stock issuable on each Dividend Payment Date to each Holder electing to receive dividends in kind shall be determined by (A) dividing the Dividend Amount payable per share by the Average Price and (B) multiplying the result of such division by the number of shares of Series A Preferred Stock registered to such Holder and then outstanding on the applicable Dividend Payment Date. So long as any shares of Series A Preferred Stock shall be outstanding, no dividends shall be declared, set apart or paid on, nor shall the Company purchase, redeem or otherwise acquire, or sell to any subsidiary of the Company any Common Stock of the Company or any capital stock of the Company that ranks junior to the Series


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

     A Preferred Stock in respect of dividends, unless all Dividend Amounts unpaid and accrued shall have first been paid or made available for payment to the Holders of then outstanding shares of Series A Preferred Stock as provided in this Section 2(a).

          (b) The amount of dividends payable for any period shorter than a full year shall be determined on the basis of twelve 30-day months and a 360-day year.

          (c) Without limiting any of the foregoing, in the event that (i) all dividends then accrued and payable hereunder shall not have been paid in full or made available for payment to the Holders then entitled to receive such dividends hereunder, and (ii) funds legally available for the payment of dividends are insufficient to permit payment in full to all such Holders of the full Dividend Amount to which such Holders are then entitled, then the entire amount available for payment of dividends by the Company shall be distributed ratably among all such Holders in proportion to the full Dividend Amount to which they would otherwise be respectively entitled.


        4.      (c)

               (iv) The Holders entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock, whether pursuant to an Automatic Conversion Event or at the option of the Holder, shall be deemed to have become a holder of such Common Stock of record
          immediately   prior  to  the  close  of  business  on  the  applicable
          Conversion Date or Automatic Conversion Date, as the case may be, unless the transfer books of the Company are closed on that date, in which event such Holder shall be deemed to have become a holder of Common Stock of record immediately prior to the close of business on the next succeeding date on which the transfer books are open, but the Conversion Price (as the same may be adjusted for stock splits, stock dividends, combinations, recapitalizations and other like occurrences) shall be that in effect on the Conversion Date or Automatic Conversion Date, as the case may be.

3. The amendment of the Certificate of Designation herein certified has been duly adopted at a meeting of the Board of Directors and a written consent of the Holder of the outstanding Series A Preferred Stock in lieu of a meeting has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.



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



     IN WITNESS WHEREOF, Direct Insite Corp. has caused this Certificate of Amendment of the Certificate of Designation to be signed by its Chief Financial Officer on this 2nd day of January, 2003.

                                        DIRECT INSITE CORP.


                                        By:/s/ George Aronson
                                           -----------------------
                                               George Aronson
                                           Chief Financial Officer


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